Exhibit 4.3

REGISTERED	REGISTERED

THIS NOTE IS A GLOBAL NOTE REGISTERED IN THE NAME OF THE DEPOSITARY (REFERRED TO HEREIN) OR A NOMINEE THEREOF AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE FOR THE INDIVIDUAL NOTES REPRESENTED HEREBY AS PROVIDED IN THE INDENTURE REFERRED TO BELOW, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK), TO THE TRUSTEE FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNION ELECTRIC COMPANY
6.40% SENIOR SECURED NOTE DUE 2017

CUSIP:	906548CE0	NUMBER: 1
ISIN:	US906548CE09

ORIGINAL ISSUE DATE: June 15, 2007		PRINCIPAL AMOUNT: $425,000,000

INTEREST RATE: 6.40%		MATURITY DATE: June 15, 2017

UNION ELECTRIC COMPANY, a corporation of the State of Missouri (the “COMPANY”), for value received hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of FOUR HUNDRED TWENTY FIVE MILLION DOLLARS ($425,000,000) on the Maturity Date set forth above, and to pay interest thereon from June 15, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on the June 15 and December 15 in each year, commencing December 15, 2007, at the per annum Interest Rate set forth above, until the principal hereof is paid or made available for payment, subject to certain interest rate increase provisions described below.  No interest shall accrue on the Maturity Date, so long as the principal amount of this Note is paid on the Maturity Date.  The interest so payable and punctually paid or duly provided for on any such Interest Payment Date (except for interest payable on the Maturity Date set forth above or, if applicable, upon redemption or acceleration) will, as provided in the Indenture (as defined below), be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be the June 1 or December 1, as the case may be, next preceding such Interest Payment Date; provided that the first Interest Payment Date for any part of this Note, the Original Issue Date of which is after a Regular Record Date but prior to the applicable Interest Payment Date, shall be the Interest Payment Date following the next succeeding Regular Record Date; and provided that interest payable on the Maturity Date set forth above or, if applicable, upon redemption or acceleration, shall be payable to the Person to whom principal shall be payable.  Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and shall be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Noteholders not more than fifteen days or fewer than ten days prior to such Special Record Date.  Payment of the principal of and interest and premium on this Note shall be payable pursuant to Section 2.12(a) of the Indenture.

This Note is a Global Note in respect of a duly authorized issue of 6.40% Senior Secured Notes due 2017 (the “NOTES OF THIS SERIES”, which term includes any Global Notes representing such Notes) of the Company issued and to be issued under an Indenture dated as of August 15, 2002, between the Company and The Bank of New York, as trustee (the “TRUSTEE”, which term includes any successor Trustee under the Indenture) and indentures supplemental thereto (collectively, the “INDENTURE”). Under the Indenture, one or more series of notes may be issued and, as used herein, the term “Notes” refers to the Notes of this Series and any other outstanding series of Notes.  Reference is hereby made to the Indenture for a more complete statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Noteholders and of the terms upon which the Notes are and are to be authenticated and delivered.  This Note has been issued in respect of the series designated on the first page hereof in the aggregate principal amount of $425,000,000.

Prior to the Release Date (as hereinafter defined), the Notes will be secured by first mortgage bonds (the “SENIOR NOTE FIRST MORTGAGE BONDS”) delivered by the Company to the Trustee for the benefit of the Holders of the Notes, issued under the Indenture of Mortgage or Deed of Trust, dated June 15, 1937, from the Company to The Bank of New York, as successor trustee (the “MORTGAGE TRUSTEE”), as supplemented and modified (collectively, the “FIRST MORTGAGE”).  Reference is made to the First Mortgage and the Indenture for a description of the rights of the Trustee as holder of the Senior Note First Mortgage Bonds, the property mortgaged and pledged, the nature and extent of the security and the rights of the holders of first mortgage bonds, under the First Mortgage and the rights of the Company and of the Mortgage Trustee in respect thereof, the duties and immunities of the Mortgage Trustee and the terms and conditions upon which the Senior Note First Mortgage Bonds are secured and the circumstances under which additional first mortgage bonds may be issued.

From and after such time as all first mortgage bonds (other than Senior Note First Mortgage Bonds) issued under the First Mortgage have been retired through payment, redemption or otherwise at, before or after the maturity thereof (the “Release Date”), the Senior Note First Mortgage Bonds shall cease to secure the Notes in any manner.  In certain circumstances prior to the Release Date as provided in the Indenture, the Company is permitted to reduce the aggregate principal amount of a series of Senior Note First Mortgage Bonds held by the Trustee, but in no event prior to the Release Date to an amount less than the aggregate outstanding principal amount of the series of Notes initially issued contemporaneously with such Senior Note First Mortgage Bonds.

So long as any of the Notes of this Series are outstanding, the Company will not, prior to June 15, 2012, optionally redeem, purchase or otherwise retire in full its outstanding First Mortgage Bonds not subject to the release provisions of the Indenture.

If (1) the Release Date occurs between June 15, 2012 and the Maturity Date and (2) within the 30-day period following such Release Date (which period shall be extended so long as the rating of the Notes of this Series is under publicly announced consideration for possible downgrade by Moody’s (as defined below)), the rating by Moody’s of the Notes of this Series is downgraded, resulting in a rating set forth in the immediately following table (or its equivalent under any successor rating categories of Moody’s or, if Moody’s ceases to rate the Notes of this Series or fails to make a rating of the Notes of this Series publicly available for reasons outside of the Company’s control, the equivalent credit rating from any Replacement Rating Agency (as defined below), which the Company agrees to promptly select), the interest rate on the Notes of this Series shall increase from the Interest Rate set forth above by the percentage set forth opposite that rating:

Rating	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

If (1) the Release Date occurs between June 15, 2012 and the Maturity Date and (2) within the 30-day period following such Release Date (which period shall be extended so long as the rating of the Notes of this Series is under publicly announced consideration for possible downgrade by S&P (as defined below)), the rating by S&P of the Notes of this Series is downgraded, resulting in a rating set forth in the immediately following table (or its equivalent under any successor rating categories of S&P or, if S&P ceases to rate the Notes of this Series or fails to make a rating of the Notes of this Series publicly available for reasons outside of the Company’s control, the equivalent credit rating from any Replacement Rating Agency, which the Company agrees to promptly select), the interest rate on the Notes of this Series shall increase from the Interest Rate set forth above by the percentage set forth opposite that rating:

Rating	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

Notwithstanding the foregoing, the Interest Rate shall not increase as set forth under each of the above two paragraphs if the rating agency making the reduction in rating to which the interest rate increase would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the occurrence of the Release Date.  In no event shall the total increase in the Interest Rate exceed 2.00% above the Interest Rate set forth above.

Any interest rate increase described above shall take effect from the first day of the interest period during which a rating downgrade requires an increase in the Interest Rate.

If the Release Date occurs between June 15, 2012 and the Maturity Date and the Interest Rate is increased as described above, the Interest Rate shall not be subject to any decreases if either Moody’s or S&P (or any Replacement Rating Agency) subsequently upgrades the debt rating assigned to the Notes of this Series after the occurrence of such Release Date.

“MOODY’S” means Moody’s Investor Services Inc., or any successor thereto.

“REPLACEMENT RATING AGENCY” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934 selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto.

Each Note of this Series shall be dated and issued as of the date of its authentication by the Trustee and shall bear an Original Issue Date. Each Note issued upon transfer, exchange or substitution of such Note shall bear the Original Issue Date of such transferred, exchanged or substituted Note, as the case may be.

All or a portion of the Notes of this Series may be redeemed at the option of the Company at any time or from time to time.  The redemption price for the Notes of this Series to be redeemed on any redemption date will be equal to the greater of: (a) 100% of the principal amount of the Notes of this Series being redeemed on the redemption date; or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of this Series being redeemed on that redemption date (not including any portion of any payments of interest accrued to and including the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 20 basis points, as determined by the Reference Treasury Dealer (as defined below); plus, in each case, accrued and unpaid interest thereon to and including the redemption date.  Notwithstanding the foregoing, installments of interest on Notes of this Series that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the Holder of this Note as of the close of business on the relevant Regular Record Date.  The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The Company shall mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes of this Series to be redeemed.  Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes of this Series or portions thereof called for redemption.

“ADJUSTED TREASURY RATE” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“COMPARABLE TREASURY ISSUE” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes of this Series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes of this Series.

“COMPARABLE TREASURY PRICE” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.

“REFERENCE TREASURY DEALER” means (A) BNY Capital Markets, Inc., Goldman, Sachs & Co. or UBS Securities LLC or their respective affiliates which are primary U.S. Government securities dealers in the United States (each, a “Primary Treasury Dealer”), and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the Trustee after consultation with the Company.

“REFERENCE TREASURY DEALER QUOTATIONS” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such redemption date.

Interest payments for this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months (and for any partial periods shall be calculated on the basis of the number of days elapsed in a 360-day year of twelve 30-day months).  If any Interest Payment Date or date on which the principal of this Note is required to be paid is not a Business Day, then payment of principal, premium, if any, or interest need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date or date on which the principal of this Note is required to be paid and, in the case of timely payment thereof, no interest shall accrue for the period from and after such Interest Payment Date or the date on which the principal of this Note is required to be paid.

The Company, at its option, and subject to the terms and conditions provided in the Indenture, will be discharged from any and all obligations in respect of the Notes (except for certain obligations including obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold monies for payment in trust, all as set forth in the Indenture) if the Company deposits with the Trustee money, U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, or a combination of money and U.S. Government Obligations, in any event in an amount sufficient, without reinvestment, to pay all the principal of and any premium and interest on the Notes on the dates such payments are due in accordance with the terms of the Notes.

If an Event of Default shall occur and be continuing, the principal of and interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture and, upon such declaration, the Trustee shall demand the redemption of the Senior Note First Mortgage Bonds to the extent provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modifications of the rights and obligations of the Company and the rights of the Noteholders under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the outstanding Notes. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu thereof whether or not notation of such consent or waiver is made upon this Note.

As set forth in and subject to the provisions of the Indenture, no Holder of any Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to such Notes, the Holders of not less than a majority in principal amount of the outstanding Notes affected by such Event of Default shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee and the Trustee shall have failed to institute such proceeding within 60 days; provided that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of and any premium, or interest on, this Note on or after the respective due dates expressed here.

No reference herein to the Indenture and to provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium, and interest on, this Note at the times, places and rates and the coin or currency prescribed in the Indenture.

As provided in the Indenture and subject to certain limitations therein set forth, this Note may be transferred only as permitted by the legend hereto and the provisions of the Indenture.

The Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles thereof.

Unless the certificate of authentication hereon has been executed by the Trustee, directly or through an Authenticating Agent by manual signature of an authorized officer, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture unless otherwise indicated herein.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

UNION ELECTRIC COMPANY

By:	/s/ Jerre E. Birdsong

Title:	Vice President and Treasurer

Attest:	/s/ Ronald S. Gieseke

Title:	Assistant Secretary

TRUSTEE’S CERTIFICATE
OF AUTHENTICATION

Dated: June 15, 2007

This Note is one of the Notes of the series herein
designated, described or provided for in the within-
mentioned Indenture.

The Bank of New York, As Trustee

By:	/s/ Robert A. Massimillo
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT
	MIN ACT -		Custodian
		(Cust)		(Minor)
TEN ENT — as tenants by the
entireties	Under Uniform Gifts to Minors

JT TEN — as joint tenants with right
of survivorship and not as tenants in
common
State

Additional abbreviations may also be used
though not in the above list.

FOR VALUE RECEIVED the undersigned hereby sell(s),
assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address
including postal zip code of assignee

the within note and all rights thereunder, hereby
irrevocably constituting and appointing attorney to
transfer said note on the books of the Company, with full
power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.

Signature(s) must be guaranteed by a financial institution that is a member of the Securities Transfer Agents Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”) or the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”).